Exhibit 10.18

June 13, 2014

Jane Wright-Mitchell

Address Line 1

Address Line 2

Dear Jane:

On behalf of AcelRx Pharmaceuticals, Inc. (the “Company”), I am pleased to offer you the full time position of Chief Legal Officer. Speaking for myself, as well as the other members of the Company’s management team, we are all very impressed with your credentials and we look forward to your future success in this position.

The terms of your new position with the Company are as set forth below:

1.     Position.

(a)     Your job title will be Chief Legal Officer, and your primary work location will be AcelRx Headquarters in Redwood City, California. You will report to Richard King, Chief Executive Officer. Of course, the Company may change your position, duties, and work location from time to time at its discretion.

(b)      You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote 100% of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, such consent not to be unreasonably withheld, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange or serving on no more than one board of directors of another noncompetitive domestic or international company; provided, however, that in all cases, these activities do not unreasonably detract from the performance of your duties for the Company.

2.     Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on July 14, 2014 (the “Start Date”).

3.     Compensation. You will be paid a monthly salary of $24,000, less required deductions and withholdings, which is equivalent to $288,000 on an annualized basis (the “Base Salary”). Your salary will be payable in two equal payments per month pursuant to the Company’s regular payroll policy. The Base Salary will be reviewed annually as part of the Company’s normal salary review process. In addition to your base salary, you will have the opportunity to earn a target annual bonus of up to 35% of your earned salary based on achievement of a series of personal and company objectives that the Company will set for you. The Company shall have the sole discretion to determine whether you have earned any such bonus and, if so, the amount of any such bonus. The bonus will be considered earned only when it is approved by the Company’s Board of Directors.

Jane Wright-Mitchell

June 13, 2014

4.      Bonus Advance.  In addition, you will receive a one-time bonus advance in the amount of $50,000 (less payroll deductions and withholdings) (the “Bonus Advance”) which would be considered earned if you remain employed by the Company for one year after your start date.  This amount would be subject to required deductions and withholdings and will be paid to you in the first regular payroll following 30 days of active employment.  If you resign your employment for any reason or if you are terminated for cause prior to one (1) year of your start date, you will be required to repay the gross amount of the Bonus Advance to the Company and you authorize the Company to withhold any amount due from any final payments due to you, subject to applicable law.

5.     Stock Option Grant. In connection with the commencement of your employment, the Company will recommend that the Board of Directors, at the next regularly scheduled meeting, grant you an option to purchase 65,000 shares of the Company’s Common Stock (“Option Shares”) with an exercise price equal to the fair market value on the date of the grant. These option shares will vest at the rate of 25% of the shares on the twelve (12) month anniversary of your Vesting Commencement Date (as defined in your Stock Option Agreement, which date will be your Start Date, as defined above) and the remaining Option Shares will vest monthly thereafter at the rate of 1/48 of the total number of the Option Shares per month. Vesting will, of course, depend on your continued employment with the Company. The option will be subject to the terms of the Company’s 2011 Equity Incentive Plan and the Stock Option Agreement between you and the Company.

6.     Benefits.

(a)     Insurance Benefits. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other Company employees, subject to any eligibility requirements imposed by such plans.

(b)     Vacation; Sick Leave. You will be entitled to paid time off according to the Company’s standard policies.

(c)     Employee Stock Purchase Plan (ESPP). You will be eligible to participate in the Company’s ESPP.

(d)     401 (k) Plan. You will be eligible to participate in the Company’s 401 (k) Plan.

Jane Wright-Mitchell

June 13, 2014

7.      Change of Control Severance Benefits.

(a)     Severance Benefits. If: (i) the Company undergoes a Change in Control (as such term is defined in the Plan); and (ii) during the period which begins three (3) months prior to consummation of the Change in Control and ends twelve (12) months following the closing of the Change in Control, the Company terminates your employment without Cause (as such term is defined in the Plan) or you terminate your employment due to an Involuntary Resignation (as such defined below); and (iii) you execute and allow to become effective a general release of all claims against the company in a format acceptable to the Company, then the Company will provide you with the following severance benefits:

(i)      The vesting of the Option Shares and any additional grant of options to purchase shares of the company’s common stock subsequently awarded to you by the Board (collectively, the “Employee Options”) shall accelerate in full such that 100% of the then unvested Employee Options will become immediately vested and exercisable as of your termination date;

(b)     Involuntary Resignation.     For purposes of this Paragraph 7, an “Involuntary Resignation” shall mean your resignation of employment with the Company within thirty (30) days following the occurrence of any of the following events without your written consent and after providing the Company with thirty (30) days to cure such event: (i) a material reduction or change in your job duties, reporting relationships, responsibilities and requirements inconsistent with your position with the Company and prior duties, reporting relationships, responsibilities and requirements prior to the Change in Control, provided that neither a mere change in title alone nor reassignment following a Change in Control to a position that is substantially similar to the position held prior to the Change in Control in terms of job duties, responsibilities or requirements shall constitute a material reduction in job responsibilities; (ii) a reduction in your then-current base salary by at least 20%, provided that an across-the-board reduction in the salary level of all other senior executives by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction, or (iii) the relocation of your principal place for performance of your Company duties to a location more than thirty (30) miles from the Company’s then current location.

8.     Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution of, and delivery to an officer of the Company, the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

9.     At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice.

10.     No Conflicting Obligations. You understand and agree that, by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

Jane Wright-Mitchell

June 13, 2014

11.     Preconditions to Employment.

(a)     This offer and your employment with the Company are contingent upon your successful completion of an employee application, background check, reference check, drug screen for illegal drugs, and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation and actions at the Company’s request to meet these conditions.

12.     Entire Agreement. This letter, together with the Confidentiality Agreement, sets forth the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior agreements and discussions between us. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company, although the Company reserves the right to modify unilaterally your compensation, benefits, job title and duties, reporting relationships and other terms of your employment. This letter will be governed by the laws of the State of California without regard to its conflict of laws provision.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This offer will terminate if not accepted by you on or before June 18, 2014.

Very truly yours,
ACCEPTED AND AGREED:

ACELRX PHARMACEUTICALS, INC.		JANE WRIGHT-MITCHELL

By:	/s/ Richard King	/s/ Jane Wright-Mitchell
Signature
Name: Richard King
Title: Chief Executive Officer		Date 6/15/14
Attachment A: Confidential Information and Invention Assignment Agreement

ACELRX PHARMACEUTICALS, INC.

CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming employed (or my employment being continued) by or retained as a consultant (or my consulting relationship being continued) by AcelRx Pharmaceuticals, Inc., a Delaware corporation (“AcelRx”) or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment or consulting relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1.     Employment or Consulting Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in the employ of, or in a consulting relationship with, or the duration of my employment or consulting relationship with, the Company under any existing agreements between the Company and me or under applicable law. Any employment or consulting relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2.     Duties. I will perform for the Company such duties as may be designated by the Company from time to time. During the Relationship, I will devote my best efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the best interests of the Company without the prior written consent of the Company.

3.     At-Will Relationship. I understand and acknowledge that my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability.

4.     Confidential Information.

(a)     Company Information. I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours. I understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b)     Prior Obligations. I represent that my performance of all terms of this Agreement as an employee or consultant of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or subsequent to the commencement of my Relationship with the Company, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any current or former client or employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any current or former client or employer or any other party. I acknowledge and agree that I have listed on Exhibit D all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.) with a current or former employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability as an employee or consultant to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties as an employee of the Company or any obligation I may have to the Company.

(c)     Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

5.     Inventions.

(a)     Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of my Relationship with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b)     Assignment of Inventions. I agree that I will promptly make full written disclosure to AcelRx, will hold in trust for the sole right and benefit of AcelRx, and hereby assign to AcelRx, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of my Relationship with the Company (collectively referred to as “Inventions”), except as provided in Section 5(e) below. I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary (if I am an employee) or by such amounts paid to me under any applicable consulting agreement or consulting arrangements (if I am a consultant), unless regulated otherwise by the mandatory law of the state of California.

(c)     Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I agree to return all such records (including any copies thereof) to AcelRx at the time of termination of my Relationship with the Company as provided for in Section 6.

(d)     Patent and Copyright Rights. I agree to assist AcelRx, or its designee, at its expense, in every proper way to secure AcelRx’s, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to AcelRx or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which AcelRx or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to AcelRx or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If AcelRx or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to AcelRx or its designee as above, then I hereby irrevocably designate and appoint AcelRx and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to AcelRx or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to AcelRx or such designee.

(e)     Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to AcelRx do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet such provisions and are not otherwise disclosed on Exhibit A.

6.     Company Property; Returning Company Documents. I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree that, at the time of termination of my Relationship with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.

7.     Notification to Other Parties.

(a)     Employees. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

(b)     Consultants. I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

8.     Solicitation of Employees, Consultants and Other Parties. I agree that during the term of my Relationship with the Company, and for a period of twelve (12) months immediately following the termination of my Relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, during my Relationship with the Company and at any time following termination of my Relationship with the Company for any reason, with or without cause, I shall not use any Confidential Information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

9.     Representations and Covenants.

(a)     Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b)     Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

 (c)     Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

10.     General Provisions.

(a)     Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(b)     Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c)     Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d)     Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e)     Survival. The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(f)     Remedies. I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(g)     ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below:

COMPANY:		EMPLOYEE:

ACELRX PHARMACEUTICALS, INC.		JANE WRIGHT-MITCHELL, an Individual:

By:	Richard King

Name:	Chief Executive Officer
Signature
Title:

Date:		Date:

Address:	351 Galveston Drive	Address:	Address Line 1

	Redwood City, CA 94063		Address Line 2

SIGNATURE PAGE TO CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT OF

ACELRX PHARMACEUTICALS, INC.

EXHIBIT A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED UNDER SECTION 5

Title	Date	Identifying Number or Brief Description

___    No inventions or improvements

___    Additional Sheets Attached

Signature of Employee/Consultant: ___________________

Print Name of Employee/Consultant: __________________

Date: __________________________________________

EXHIBIT B

Section 2870 of the California Labor Code is as follows:

(a)     Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b)     To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to AcelRx Pharmaceuticals, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from the date of this Certificate, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, I shall not at any time use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

EXHIBIT D

LIST OF PRIOR AGREEMENTS
EXCLUDED UNDER SECTION 4(b)

___    No prior agreements

___    Additional Sheets Attached

Signature of Employee/Consultant: ________________________________

Print Name of Employee/Consultant: _______________________________

Date: